SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 FORM 12b-25

                                              Commission File Number: 0-14299

                         NOTIFICATION OF LATE FILING

     (Check One):   |X| Form 10-K   |_| Form 11-K
                    |_| Form 20-F   |_| Form 10-Q
|_|  Form N-SAR
              For Period Ended: September 30, 1998
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|_|  Transition Report on Form 10-K     |_|  Transition Report on Form 10-Q
|_|  Transition Report on Form 20-F     |_|  Transition Report on Form N-SAR
|_|  Transition Report on Form 11-K
              For the Transition Period Ended: ______________________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ______________
_____________________________________________________________________________

                                    PART I
                            REGISTRANT INFORMATION

Full name of registrant   Secom General Corporation
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Former name if applicable
___________________________________________________

Address of principal executive office (Street and number)

            46035 Grand River Avenue
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City, state and zip code    Novi, Michigan  48374
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                                   PART II
                           RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         |  (a)  The reasons described in reasonable detail in Part III
         |       of this form could not be eliminated without
         |       unreasonable effort or expense;
| X |    |  (b)  The subject annual report, semi-annual report, transition
         |       report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion
         |       thereof will be filed on or before the 15th calendar day
         |       following the prescribed due date; or the subject quarterly
         |       report or transition report on Form 10-Q, or portion thereof
         |       will be filed on or before the fifth calendar day following
         |       the prescribed due date; and
         |  (c)  The accountant's statement or other exhibit required by
         |       Rule 12b-25(c) has been attached if applicable.

                                   PART III
                                  NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Secom General Corporation (the "Corporation") elected to change the Corporation's Certifying Accountant. The process of selecting a new Certifying Accountant took additional time and has necessitated the Corporation's request for additional time to file the required form 10-K.

                                   PART IV
                              OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

  Scott Konieczny                       (248)               305-9410
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       (Name)                        (Area Code)        (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                        |X| Yes               |_|  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                        |_|  Yes              |X|  No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Secom General Corporation
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                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 29, 1998                     By /s/ Paul Clemente
                                                -----------------------------
                                                Paul Clemente

                                             Its:       Vice President
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